                                                                  EXHIBIT 99.(j)


                      CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 22, 2003, relating to the financial statements and financial highlights which appear in the March 31, 2003 Annual Report to Shareholders of Western Asset Intermediate Portfolio, Western Asset Core Portfolio, Western Asset Core Plus Portfolio, Western Asset Inflation Indexed Bond Portfolio, Western Asset High Yield Portfolio, and Western Asset Non-U.S. Fixed Income Portfolio (six of the Portfolios comprising Western Asset Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
July 28, 2003